Corcept Therapeutics Receives NASDAQ Notice of Non-Compliance

Company Appeals to NASDAQ Listing Qualifications Panel

MENLO PARK, CA -- 12/27/2006 -- Corcept Therapeutics Incorporated (NASDAQ: CORT) today announced that it has received a NASDAQ Staff Determination in response to the Company's December 4, 2006 submission of a plan to regain compliance with NASDAQ Marketplace Rule 4450(a)(3), which requires the Company to have a minimum of $10,000,000 in stockholders' equity. The Company's stockholders' equity reported on its Form 10-Q for the period ended September 30, 2006 was $6.98 million. The NASDAQ letter indicated that the Staff determined not to accept the Company's plan of compliance and that, therefore, the Company's common stock would be subject to delisting unless the Company requested a hearing before a NASDAQ Listing Qualifications Panel (the "Panel"). On December 27, 2006, the Company requested a hearing before the Panel. As a result, the Company's common stock will remain listed on The NASDAQ Global Market at least until the Panel issues its decision following the hearing. Consistent with the NASDAQ rules, the Company expects that the hearing will be scheduled to occur within the next 45 days.

Statements made in this news release, other than statements of historical fact, are forward-looking statements, including, for example, statements relating to when and if a hearing to review the NASDAQ Staff determination will occur or whether the appeal will be successful. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that might cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, Corcept's ability to respond to the NASDAQ compliance concerns to the NASDAQ's satisfaction and to achieve compliance with NASDAQ Global Market listing standards. These and other risk factors are set forth in the Company's SEC filings, all of which are available from our website (www.corcept.com) or from the SEC's website (www.sec.gov). We disclaim any intention or duty to update any forward-looking statement made in this news release.

CONTACT:

Fred Kurland
Chief Financial Officer
Corcept Therapeutics
650-327-3270
IR@corcept.com
www.corcept.com